Filed Pursuant to Rule 433

Registration Statement Nos. 333-157906 and 333-157906-01

August 6, 2009

PRICING TERM SHEET

U.S.$750,000,000 1.55% Guaranteed Notes due 2011

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)
Guarantor:	BP p.l.c. (“BP”)
Title:	1.55% Guaranteed Notes due 2011 (the “2011 Notes”)
Total principal amount being issued:	$750,000,000
Denomination:	The 2011 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.
Issuance Date:	August 11, 2009
Guarantee:	Payment of the principal of and interest on the 2011 Notes is fully guaranteed by BP.
Maturity Date:	August 11, 2011
Day Count:	30/360
Day Count Convention:	Following
Interest Rate:	1.55% per annum
Date interest starts accruing:	August 11, 2009
Interest Payment Dates:	February 11 and August 11 of each year, subject to the Day Count Convention.
First Interest Payment Date:	February 11, 2010
Treasury benchmark:	1% due July 2011
US treasury yield:	1.196%
Spread to treasury:	T+40 bps
Re-offer yield:	1.596%
Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.
Ranking:	The 2011 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.
Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.
Payment of additional amounts:	None payable under current law; provided that the 2011 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” as at the date hereof.

Listing:	Application will be made to list the 2011 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.
Redemption:	The 2011 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after August 11, 2009.
Sinking fund:	There is no sinking fund.
Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 6, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2011 Notes issued pursuant to the prospectus supplement. These additional 2011 Notes will be deemed part of the same series as the 2011 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2011 Notes the right to vote together with holders of the 2011 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.
Public offering price:	Per 2011 Note: 99.91% Total: $749,325,000
Proceeds, before expenses, to us:	Per 2011 Note: 99.81%; Total: $748,575,000
Underwriters:	BNP Paribas Securities Corp. ($187,500,000) Deutsche Bank Securities Inc. ($187,500,000) Morgan Stanley & Co. Incorporated ($187,500,000) RBS Securities Inc. ($187,500,000)
CUSIP Number:	05565Q BM9
ISIN:	US05565QBM96

U.S.$1,250,000,000 3.875% Guaranteed Notes due 2015:

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)
Guarantor:	BP p.l.c. (“BP”)
Title:	3.875% Guaranteed Notes due 2015 (the “2015 Notes”)
Total principal amount being issued:	$1,250,000,000. The 2015 Notes offered under this free writing prospectus will have the same terms (other than inter alia the public offering price and issuance date), form part of the same series and trade freely with the 3.875% Guaranteed Notes due 2015 issued on March 10, 2009 (the “Original 2015 Notes”).
Denomination:	The 2015 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	August 11, 2009
Guarantee:	Payment of the principal of and interest on the 2015 Notes is fully guaranteed by BP.
Maturity Date:	March 10, 2015
Day Count:	30/360
Day Count Convention:	Following
Interest Rate:	3.875% per annum
Date interest starts accruing:	March 10, 2009
Interest Payment Dates:	March 10 and September 10 of each year, subject to the Day Count Convention.
First Interest Payment Date:	September 10, 2009
Treasury benchmark:	2.625% due July 2014
US treasury yield:	2.694%
Spread to treasury:	T+75 bps
Re-offer yield:	3.444%
Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.
Ranking:	The 2015 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.
Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.
Payment of additional amounts:	None payable under current law; provided that the 2015 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” as at the date hereof.
Listing:	The Original 2015 Notes issued on March 10, 2009 are listed on the New York Stock Exchange. Application will be made to list the additional 2015 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.
Redemption:	The 2015 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 10, 2009.
Sinking fund:	There is no sinking fund.
Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 6, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2015 Notes issued pursuant to the prospectus supplement. These additional 2015 Notes will be deemed part of the same series as the 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2015 Notes the right to vote together with holders of the 2015 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.
Public offering price:	Per Note: 102.169% Total: $1,277,112,500, plus accrued interest from March 10, 2009.
Proceeds, before expenses, to us:	Per Note: 101.994%; Total: $1,274,925,000
Underwriters:	BNP Paribas Securities Corp. ($312,500,000) Deutsche Bank Securities Inc. ($312,500,000) Morgan Stanley & Co. Incorporated ($312,500,000) RBS Securities Inc. ($312,500,000)
CUSIP Number:	05565Q BH0
ISIN:	US05565QBH02

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or RBS Securities Inc. toll-free at 1-866-884-2071.